Exhibit 99.4

Investor Contact: Jill Hennessey 216-222-9253 jill.hennessey@nationalcity.com	Media Contact: Kristen Baird Adams 216-222-8202 kristen.bairdadams@nationalcity.com
National City Announces Additional Stock Repurchase Authorization
     CLEVELAND, Dec. 19, 2006 — The Board of Directors of National City Corporation (NYSE: NCC) has authorized the repurchase of up to 30 million shares of outstanding common stock, subject to an aggregate purchase limit of $1.2 billion. This new authorization will be incremental to the previously announced 40 million share repurchase authorized in October 2005. There are 13.5 million shares remaining under the existing authorization. The shares will be acquired either in the open market, in privately negotiated transactions, or through the adoption of a 10b5-1 plan in accordance with applicable regulations of the Securities and Exchange Commission.
     National City, headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Indiana, Illinois, Kentucky, Michigan, Missouri, and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management, and mortgage financing and servicing. For more information about National City, visit the company’s Web site at nationalcity.com.